Exhibit 5.1

June 10, 2026

Harvard Bioscience, Inc.
84 October Hill Road
Holliston, Massachusetts 01746

Ladies and Gentlemen:

We have acted as counsel to Harvard Bioscience, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Act”), of the offer and sale of (i) 400,000 shares (the “ 2021 Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable under the Company’s Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) 120,000 shares (the “ESPP Shares”, and together with the 2021 Plan Shares, the “Shares”) of the Company’s Common Stock issuable under the Company’s Employee Stock Purchase Plan, as amended (the “ESPP”), pursuant to the registration statement on Form S-8 being filed with the United States Securities and Exchange Commission on the date hereof (the “Registration Statement”).

We have reviewed the 2021 Plan, the ESPP, the Registration Statement and such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed that the Shares will be duly registered on the books of the transfer agent and registrar of the Common Stock and that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”).

We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Company’s Second Amended and Restated Certificate of Incorporation, as amended, and in accordance with, as applicable, the 2021 Plan, the ESPP and any individual agreements relating to such Shares, will be validly issued, fully paid and nonassessable.

We are members of the bar of the Commonwealth of Massachusetts. We do not express any opinion herein on any laws other than the DGCL.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Covington & Burling LLP